Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150
LMI AEROSPACE ANNOUNCES SECOND QUARTER 2010 RESULTS
Guidance Updated for 2010; 2011 Revenue Outlook Provided
     ST. LOUIS, August 6, 2010 — LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced financial results for the second quarter of 2010.
Highlights
•	Free cash flow of $7.8 million, reducing revolving credit debt to $4.2 million
•	Revenues of $55.9 million, down from $62.8 million the prior year
•	Higher gross margins contributed to earnings per diluted share of $0.29, up from $0.28 the prior year
Second Quarter Results
      LMI generated net sales of $55.9 million for the second quarter of 2010 compared to $62.8 million in the second quarter of 2009. Net sales were down in both the Aerostructures and Engineering Services segments. Declines in demand for 767 winglets reduced net sales at Aerostructures while Engineering Services net sales fell because of declining demand for services for Boeing commercial aircraft platforms and the Sikorsky CH-53 helicopter. Earnings per diluted share were $0.29 in the second quarter of 2010, up slightly from $0.28 the prior year.
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LMI Aerospace Announces
Second Quarter 2010 Results

     “Aerostructures revenue for the second quarter of 2010 was below expectations, primarily because of lower pulls of military product, delays in new product awards from a military customer, and delays in transfer of work statement from a new customer,” said Ronald S. Saks, Chief Executive Officer of LMI. “Revenue from in-production large commercial aircraft and business jets improved in the quarter and is expected to grow at a faster pace through 2011. Despite our reduction in revenue guidance for the balance of 2010, we are optimistic that organic growth and new work statement awards will benefit 2011 and 2012 significantly. We are pleased that the gross margins at our Aerostructures plants continue to improve and we expect even better results as production rates of Boeing and Gulfstream products increase.”
     “Revenue at our Engineering Services segment met expectations and their business activity foreshadows modest growth in 2010. In the second half of 2010, Engineering Services plans to expand its current role on the Airbus A350 and will commence new projects, including tooling design of large shipping fixtures used to transport Boeing 787 assemblies as well as potential weight improvement studies on small business jets in development,” Saks added.
     Net sales for the second quarter of 2010 and 2009 for the Aerostructures segment were as follows:

	Three Months Ended June 30,
Category	2010	% of Total	2009	% of Total
	($ in millions)
Corporate and regional aircraft	$12.3	32.2%	$11.8	29.4%
Large commercial aircraft	15.2	39.8%	18.2	45.3%
Military	8.1	21.2%	8.7	21.6%
Other	2.6	6.8%	1.5	3.7%

Total	$38.2	100.0%	$40.2	100.0%

     Corporate and regional sales were up $0.5 million due to increased deliveries of product for large cabin aircraft for Gulfstream. Large commercial aircraft revenue fell as demand weakened for our 767 winglet program as airlines slowed these retrofit
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LMI Aerospace Announces
Second Quarter 2010 Results

installations. Net sales for this product were $2.7 million in the second quarter of 2010, down $4.9 million from the prior year. Excluding this program, large commercial sales in the second quarter of 2010 actually increased $1.9 million from the year ago quarter. Military programs sales were down $0.6 million due to light deliveries for the Apache program. The increase in other sales was primarily driven by the early stages of a recovery in demand for technology products.
     Net sales for the second quarter of 2010 and 2009 for the Engineering Services segment were as follows:

	Three Months Ended June 30,
	2010	% of Total	2009	% of Total
Category	($ in millions)
Corporate and regional aircraft	$5.7	31.7%	$4.6	20.4%
Large commercial aircraft	7.7	42.8%	10.2	45.1%
Military	3.9	21.6%	7.1	31.4%
Other	0.7	3.9%	0.7	3.1%

Total	$18.0	100.0%	$22.6	100.0%

     Net sales of Corporate and Regional Aircraft services grew by $1.1 million, driven by growth in support for the Mitsubishi Regional Jet and Bombardier. Net sales declined for large commercial aircraft as the design matured for the 747-8. These declines were partially offset by increases on the A350 and 787. Military sales were down $3.2 million, primarily due to reduced staffing on the Sikorsky CH-53 and the winding down of certain Lockheed programs.
     Gross profit for the second quarter of 2010 was $13.2 million or 23.6 percent, compared to $13.4 million or 21.3 percent in the second quarter of 2009. The Aerostructures segment generated gross profit of $10.2 million or 26.7 percent of sales in the second quarter of 2010, up from $9.0 million or 22.3 percent of sales in the second quarter of 2009. This improvement in gross profit was primarily attributable to increased efficiency at our fabrication facilities. During the second quarter of 2009, production
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LMI Aerospace Announces
Second Quarter 2010 Results

levels had dropped as the segment reduced inventory levels, resulting in shorter work weeks and inefficient production processes. The Engineering Services segment generated a gross profit of $3.1 million or 17.2 percent of sales in the quarter ended June 30, 2010, versus $4.4 million or 19.5 percent of net sales for the second quarter of 2009. This decline was attributable to the lower revenue levels providing less coverage of fixed costs and the establishment of a reserve for potential billing rate reductions on a recently completed contract.
     Selling, general and administrative expenses (SG&A) were $7.8 million for the second quarter of 2010, down from $7.9 million for the year ago quarter. Aerostructures segment SG&A for the second quarter of 2010 was $5.9 million, down from $6.1 million in the second quarter of 2009. Engineering Services segment SG&A was $1.9 million in the second quarter of 2010, unchanged from the prior year.
     Net interest expense was $167,000 in the second quarter of 2010 compared to $413,000 the prior year due to lower debt levels and the continued favorable interest rate environment. The effective income tax rate for the second quarter of 2010 and 2009 was 36.5 percent and 36.4 percent, respectively.
     During the second quarter of 2010, LMI generated $7.8 million in free cash flow, up from $7.1 million the prior year. LMI ended the second quarter of 2010 with $4.2 million of revolving debt. Subsequent to the end of the quarter, the revolving line of credit was completely repaid.
     “Our operating performance at Aerostructures, measured by on-time delivery and quality performance, continues to improve,” Saks added, “with some of the benefit being better control of inventory, resulting in generation of free cash flow. Engineering Services continues to manage margins and cash flow effectively at current volume levels, which are reduced from 2009. The result is that free cash flow has continued to be strong in the second quarter and effective the first week of July 2010, we repaid our revolving
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LMI Aerospace Announces
Second Quarter 2010 Results

line of credit and are now investing $3 million to $5 million daily. We expect to use our strong financial position to invest in new programs, primarily design-build, and to make strategic acquisitions in the coming months. Our acquisitions due diligence has increased in the last few months, with several interesting properties becoming available.”
     LMI also announced that backlog at June 30, 2010, was $226 million compared to $238 million at June 30, 2009.
Outlook for 2010 and 2011
     The company also revised guidance for 2010. On a consolidated basis, the company now expects revenue to range between $233 million and $242 million. Gross profit should be between 23.1 percent and 24.3 percent with SG&A ranging from $31.3 million to $32.2 million. Net interest expense is expected to be between $650,000 and $700,000 for the year and the effective tax rate is expected to continue at 36.5 percent. Capital expenditures are planned to be approximately $8 million. Depreciation, amortization and non-cash stock compensation expense are expected to be between $9.2 million and $9.4 million. The expectations for each segment are as follows:
     Aerostructures
•	Net sales of between $159 million and $164 million

•	Gross profit of between 26.0 percent and 27.0 percent

•	SG&A ranging from $24.5 million to $25.0 million
     Engineering Services
•	Net sales of between $74 million and $78 million

•	Gross profit of between 17.0 percent and 18.5 percent

•	SG&A ranging between $6.8 million and $7.2 million
     Aerostructures revenue expectations were revised downward, primarily due to lower expectations for military helicopter sales and purchase order awards and delays in the transfer of work statement on certain military projects. Aerostructures gross margin
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LMI Aerospace Announces
Second Quarter 2010 Results

guidance was improved slightly reflecting actual performance for the first six months of 2010. Selling, general and administrative expenses for the segment were lowered by reducing the high end of the range at Aerostructures. Engineering Services sales were revised upward to reflect certain new awards that are expected to contribute to the second half of the year.
     LMI also announced initial revenue guidance for 2011. Overall, LMI expects revenue of between $248 million and $265 million. The Aerostructures segment expects to benefit from planned production rate increases on several programs, including the 737, 747, 777 and 787 at Boeing and the G650 at Gulfstream. Production rates are expected to be flat on Blackhawk programs but certain recent wins should augment volumes in 2011. Based upon these developments, LMI expects revenue for the Aerostructures segment to be between $168 million and $178 million. Engineering Services is expected to improve to between $80 million and $88 million.
     LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. Through its Aerostructures segment, the company primarily fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, for large commercial, corporate and military aircraft. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.
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LMI Aerospace Announces
Second Quarter 2010 Results

     This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2010 and 2011, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.
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LMI Aerospace Announces
Second Quarter 2010 Results

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Sales and service revenue
Product sales	$36,657	$39,843	$76,901	$82,577
Service revenues	19,288	22,986	39,459	44,254

Net sales	55,945	62,829	116,360	126,831

Cost of sales and service revenue
Cost of product sales	25,021	30,935	52,797	62,501
Cost of service revenues	17,699	18,511	35,932	36,361

Cost of sales	42,720	49,446	88,729	98,862

Gross profit	13,225	13,383	27,631	27,969

Selling, general and administrative expenses	7,763	7,939	15,803	16,412
Severance and restructuring	—	—	—	362

Income from operations	5,462	5,444	11,828	11,195

Other income (expense):
Interest expense, net	(167)	(413)	(394)	(835)
Other, net	(41)	17	(45)	(24)

Total other income (expense)	(208)	(396)	(439)	(859)

Income before income taxes	5,254	5,048	11,389	10,336
Provision for income taxes	1,918	1,839	4,157	3,773

Net income	$3,336	$3,209	$7,232	$6,563

Amounts per common share:
Net income per common share	$0.29	$0.28	$0.63	$0.58

Net income per common share assuming dilution	$0.29	$0.28	$0.62	$0.58

Weighted average common shares outstanding	11,416,021	11,291,492	11,393,022	11,284,678

Weighted average dilutive common shares outstanding outstanding	11,640,826	11,319,521	11,603,850	11,313,004

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LMI Aerospace Announces
Second Quarter 2010 Results

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$329	$31
Trade accounts receivable, net of allowance of $197 at June 30, 2010 and $279 at December 31, 2009	34,321	35,469
Inventories, net	44,304	45,703
Prepaid expenses and other current assets	3,185	2,849
Deferred income taxes	3,730	3,799

Total current assets	85,869	87,851

Property, plant and equipment, net	21,141	19,322

Goodwill	49,102	49,102
Intangible assets, net	21,892	22,965
Other assets	852	977

Total assets	$178,856	$180,217

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,799	$7,778
Accrued expenses	11,182	8,089
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	250	326

Total current liabilities	20,464	16,426

Long-term deferred gain on sale of real estate	3,190	3,307
Long-term debt and capital lease obligations, less current installments	4,307	17,210
Deferred income taxes	7,546	7,546
Other long-term liabilities	—	1,235

Total long-term liabilities	15,043	29,298

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,084,713 shares and 11,996,389 shares at June 30, 2010 and December 31, 2009, respectively	242	240
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—

Additional paid-in capital	72,725	71,375
Treasury stock, at cost, 301,772 shares at June 30, 2010 and 359,188 shares at December 31, 2009	(1,432)	(1,704)
Retained earnings	71,814	64,582

Total shareholders’ equity	143,349	134,493

Total liabilities and shareholders’ equity	$178,856	$180,217

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LMI Aerospace Announces
Second Quarter 2010 Results

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Operating activities:
Net income	$7,232	$6,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,715	3,790
Restricted stock compensation	917	923
Deferred tax provision	57	146
Other noncash items	322	909
Changes in operating assets and liabilities, net of acquired businesses:
Trade accounts receivable	1,228	(10,833)
Inventories	885	3,649
Prepaid expenses and other assets	121	(90)
Accounts payable	540	(5,562)
Accrued expenses	2,182	138

Net cash provided (used) by operating activities	17,199	(367)
Investing activities:
Additions to property, plant and equipment	(4,465)	(1,213)
Acquisitions, net of cash acquired	—	(10,047)
Other, net	11	(29)

Net cash used by investing activities	(4,454)	(11,289)
Financing activities:
Principal payments on long-term debt and notes payable	(193)	(259)
Advances on revolving line of credit	13,177	41,464
Payments on revolving line of credit	(25,963)	(29,464)
Changes in outstanding checks in excess of bank deposits	481	—
Other, net	51	14

Net cash (used) provided by financing activities	(12,447)	11,755

Net increase in cash and cash equivalents	298	99
Cash and cash equivalents, beginning of year	31	29

Cash and cash equivalents, end of quarter	$329	$128

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LMI Aerospace Announces
Second Quarter 2010 Results

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$3,336	$3,209	$7,232	$6,563

Income tax expense	1,918	1,839	4,157	3,773
Interest expense, net	167	413	394	835
Depreciation and amortization	1,773	1,835	3,715	3,790
Stock based compensation	450	397	917	923
Severance and restructuring costs	—	—	—	362
Acquisition costs	—	—	—	239
TCA wind-up costs	—	—	—	249
Other, net	41	(17)	45	24

Adjusted EBITDA	$7,685	$7,676	$16,460	$16,758

Free Cash Flow (2):

Net cash provided by operating activities	$10,749	$7,439	$17,199	$(367)
Less:
Capital expenditures	(2,914)	(338)	(4,465)	(1,213)

Free cash flow	$7,835	$7,101	$12,734	$(1,580)

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments, but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.
2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash generated (used) by operating activities.
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